AMENDED AND RESTATED
                AGREEMENT FOR SERVICES AND REIMBURSEMENT THEREFOR

      This Agreement, dated the 18th of November, 1994, amends and restates the Agreement for Services and Reimbursement Therefor, dated June 22, 1970, between THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA, a New York Corporation having its principal place of business at 201 Park Avenue South, New York, New York 10003 (hereinafter called "GUARDIAN") and THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC., a Delaware Corporation having its principal place of business at 201 Park Avenue South, New York, New York 10003 (hereinafter called "THE SUBSIDIARY").

      WHEREAS, THE SUBSIDIARY is an insurance company wholly owned by GUARDIAN, and

      WHEREAS, THE SUBSIDIARY was organized for the purpose among others of distributing variable insurance and annuity products which are subject to the regulation of the Securities and Exchange Commission and whose benefits are dependent upon the performance of a portfolio of common stocks and other investments, and

      WHEREAS, the net profit or net loss of THE SUBSIDIARY will ultimately belong to GUARDIAN as the sole owner of the stock;

      NOW, THEREFORE, in consideration of the mutual advantages which will accrue to each of the parties, it is hereby convenanted and agreed as follows:

      1. THE SUBSIDIARY will develop and qualify its various products for sale to the public through those members of the Guardian Field Force and others as may become eligible to do so.

      2. THE SUBSIDIARY will account for and administer its own activities as an Insurance Company in accordance with the laws of the several states and the federal laws and regulations of the Securities and Exchange Commission where applicable.

      3. THE SUBSIDIARY undertakes to follow standards set by GUARDIAN in its operations.

      4. As consideration for this Agreement and in connection with carrying out the provisions hereof, GUARDIAN agrees to provide office space, furniture, equipment, heat and light and clerical staff. It is further agreed that GUARDIAN will pay salaries and provide pension benefits and other employee services including health care benefits on the same basis for THE SUBSIDIARY'S officers and staff as for regular full-time GUARDIAN employees. In the case of those individuals not fully occupied in work for THE SUBSIDIARY, the proportion of salaries and other costs attributable to the individual which should be charged to THE SUBSIDIARY will be determined by time analysis methods. The total of such costs incurred and paid by GUARDIAN on behalf of THE SUBSIDIARY will be repaid by THE SUBSIDIARY to GUARDIAN at quarterly intervals upon demand accompanied by a detailed statement substantiating the amount claimed. Such costs will be allocated by GUARDIAN to THE SUBSIDIARY using GUARDIAN's cost accounting system. Costs will be allocated to THE SUBSIDIARY based upon services provided by various Departments of GUARDIAN as determined by either the Department's supervising officer or manager or through an allocation developed by GUARDIAN's Cost Accounting Department utilizing asset information, head count or overhead information.


                                       THE GUARDIAN INSURANCE & ANNUITY
                                            COMPANY, INC.


/s/ Frank L. Pepe                      By /s/ John M. Smith
----------------------------              --------------------------------------
Witness


                                       THE GUARDIAN LIFE INSURANCE
                                            COMPANY OF AMERICA

/s/ Frank L. Pepe                      By /s/ Peter L. Hutchings
----------------------------              --------------------------------------
Witness